UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2013

On Assignment, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-20540	95-4023433
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

26745 Malibu Hills Road
 Calabasas, CA 91301
(Address, including zip code, of Principal Executive Offices)

Registrant's telephone number, including area code: (818) 878-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)        On June 21, 2013, the Compensation Committee of the Board of Directors of On Assignment, Inc. (the “Company”) approved an amendment to the Company’s Amended and Restated Change in Control Severance Plan (the “Plan”), and approved revised severance payments under the Plan for Randall Blazer, President of Apex Systems, Inc., a subsidiary of the Company which is a leading provider of information technology staffing and services, and Michael McGowan, Chief Operating Officer of the Company and President of Oxford Global Resources, Inc., a subsidiary of the Company which provides high-end IT and engineering staffing services. The amendment to the Plan eliminates the tax gross-up provision in the Plan that would have been triggered upon an imposition of excise taxes related to golden parachute payments pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (“Section 4999”). Instead, the amendment to the Plan cuts back payments made pursuant to the Plan that are triggered upon an involuntary termination of employment within 18 months of a change in control of the Company, in order to ensure that the excise taxes imposed by Section 4999 do not apply.

The above summary of the amendment to the Plan is qualified in its entirety by reference to the Plan, a copy of which is attached hereto as Exhibit 10.1, and is incorporated in this Item 5.02 by reference.

Further, pursuant to the approval of the Compensation Committee on June 21, 2013, if either of Messrs. Blazer or McGowan is terminated within 18 months following a change in control of the Company, the executive officer would receive a lump sum of 275% of his annual base pay and target bonus, along with 18 months’ of applicable COBRA group health, vision and dental coverage payments, subject to the golden parachute cut back provision described above.

Item 9.01	Financial Statements and Exhibits
(d)    Exhibits

10.1	On Assignment, Inc. Amended and Restated Change in Control Severance Plan dated June 21, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

On Assignment, Inc.

Date: June 27, 2013	/s/ Jennifer Hankes Painter
Jennifer Hankes Painter
Vice President, General Counsel